CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Statement of Additional Information dated December 22, 2010 of AIM Sector Funds (Invesco Sector Funds) (the “Trust”) included in this Post-Effective Amendment No. 65 to Registration Statement No. 002-85905 on Form N-1A of the Trust of our report dated October 27, 2009 relating to the financial statements and financial highlights of Morgan Stanley Mid-Cap Value Fund (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2009.
We also consent to the reference to us as “auditor to the predecessor fund” under the heading “Financial Highlights” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
December 20, 2010